                                                                EXHIBIT 4.6


                              FOURTH AMENDMENT TO
                     AMENDED AND RESTATED CREDIT AGREEMENT


     This Fourth Amendment to Amended and Restated Credit Agreement (this "Amendment"), dated as of June 6, 1997, is by and among Gaylord Container Corporation, a Delaware corporation (the "Borrower"), the undersigned financial institutions in their capacities as lenders (collectively, the "Banks"), and Bankers Trust Company, as agent (the "Agent") for the Banks.

                             W I T N E S S E T H :

     WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Amended and Restated Credit Agreement dated as of November 17, 1986 and amended and restated as of June 30, 1995, and as further amended as of May 30, 1996, as of July 19, 1996 and as of May 20, 1997 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement"), pursuant to which the Banks have provided to the Borrower credit facilities and other financial accommodations; and

     WHEREAS, the Borrower has requested that the Agent and the Banks amend the Credit Agreement in certain respects as set forth herein and the Banks and the Agent are agreeable to the same, subject to the terms and conditions hereof;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Defined Terms. Terms capitalized herein and not otherwise defined herein are used with the meanings ascribed to such terms in the Credit Agreement.

     2. Amendments to Credit Agreement. The Credit Agreement is, as of the Effective Date (as defined below), hereby amended as follows:

        (a) The definition of "Adjusted Consolidated Net Worth" appearing in
Section 1.1 of the Credit Agreement is hereby amended by inserting at the end thereof but before the period, the following:

            "; and provided further that Consolidated Net Worth shall be calculated without giving effect to any extraordinary charges from the early extinguishment of indebtedness resulting from the redemption of the 11-1/2% Senior Notes pursuant to Section 5.1(t)"

        (b) The definition of "Public Debt Indentures" appearing in Section
1.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

            ""Public Debt Indentures" means, collectively, the 12-3/4% Indenture, the 11-1/2% Indenture and the New
            Senior Notes Indenture."

            (c) The definition of "Public Notes" appearing in Section 1.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

            ""Public Notes" means, collectively, the 12-3/4%
            Senior Subordinated Discount Debentures,  the 11-1/2%
            Senior Notes and the New Senior Notes."

            (d) Section 1.1 of the Credit Agreement is hereby further amended by adding the following new definitions in their appropriate alphabetical order:

            ""New Senior Notes" means the 9-3/4% Senior Notes due 2007 of the Borrower in an aggregate principal amount not to exceed $225 million and issued pursuant to the New Senior Notes Indenture (and including the issuance of Senior Notes (which will have terms substantially identical in all material respects to the initially issued Senior Notes) in exchange for the initially issued Senior Notes pursuant to a registration rights agreement entered into by the Borrower in connection with the initial issuance of such Senior Notes), as the same may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

            "New Senior Notes Indenture" means the Indenture entered into by the Borrower pursuant to which the New Senior Notes are issued, on substantially the terms and conditions set forth on Exhibit CC hereto and in form and substance reasonably satisfactory to the Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement."

            (e) Section 5.1 of the Credit Agreement is hereby amended by adding a new clause (t) at the end thereof as follows:

            "(t) Redemption of 11-1/2% Senior Notes. Upon receipt of the net cash proceeds from the sale and issuance of the New Senior
            Notes, cause such net cash proceeds to be used to redeem in full all of the 11-1/2% Senior Notes at par (plus stated premium, if any), together with accrued and unpaid interest thereon, by giving irrevocable notice of redemption to the trustee under the 11-1/2% Indenture and depositing with such trustee funds sufficient to redeem in full all of the 11-1/2% Senior Notes at par (plus stated premium, if any), together with accrued interest through the date of redemption, which redemption shall occur on or prior to July 30, 1997, and cause any remaining net proceeds to be used for general corporate purposes permitted hereunder."

            (f) Section 5.2(i) of the Credit Agreement is hereby amended by
(i) deleting the word "and" appearing at the end of clause
(i)(E) of such Section and (ii) inserting a new subclause (G) immediately after subclause (F) of clause (i) of such Section as follows:

            ", and (G) the redemption of the 11-1/2% Senior Notes at par (plus stated premium) with the proceeds of the New Senior Notes:"

            (g) The Credit Agreement is hereby further amended by adding Exhibit CC thereto in the form of Exhibit CC attached to this Amendment.

            (h) Section 5.2(v) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

                 "(v) Certain Matters Relating to the Public Debt Indentures
            and Public Notes.

                 (i) Change in Control. Take any action (or permit any Person within the Borrower's control to take any action) which would result in a "Change in Control" under (i) Section 4.15 of either the 12-3/4% Indenture or the 11-1/2% Indenture, or (ii) Section
            4.15 of the New Senior Notes Indenture.

                 (ii) Asset Sales. Take any action which would require the
            Borrower to repurchase any Public Notes pursuant to the provisions of (i) Section 4.16 of either the 12-3/4% Indenture or the 11-1/2% Indenture, or (ii) Section 4.16 of the New Senior Notes Indenture."

            (i) Section 7.1(n) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

                 "(n) (i) The Borrower makes a payment or acquisition in
            violation of (A) Section 10.02(a) of the 12-3/4% Indenture; or (ii) the Borrower becomes obligated to purchase or redeem any Public Notes pursuant to the provisions of (A) Section 4.15 or 4.16 of either the 12-3/4% Indenture or the 11-1/2% Indenture, or (B)
            Section 4.15 or 4.16 of the New Senior Notes Indenture; or"

    3. Borrower's Representations and Warranties. In order to induce the Agent and the Banks to enter into this Amendment, the Borrower hereby represents and warrants to the Agent and the Banks that:

                 (i) the Borrower has the right, power and capacity and has been duly authorized and empowered by all requisite corporate and shareholder action to enter into, execute, deliver and perform this Amendment and all agreements, documents and instruments executed and delivered pursuant to this Amendment;

                 (ii) this Amendment constitutes the Borrower's legal, valid and binding obligation, enforceable against it, except as enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law or otherwise);

                 (iii) the Borrower's execution, delivery and performance of this Amendment do not and will not violate its Certificate of Incorporation or By-laws, any law, rule, regulation, order, writ, judgment, decree or award applicable to it or any contractual provision to which it is a party or to which it or any of its property is subject;

                 (iv) no authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body (other than those which have been obtained and are in force and effect) is required in connection with its execution, delivery and performance of this Amendment and all agreements, documents and instruments executed and delivered pursuant to this Amendment; and

                 (v) no Event of Default or Unmatured Event of Default exists under the Credit Agreement or would exist after giving effect to the transactions contemplated by this Amendment.

    4. Conditions to Effectiveness of Amendment. This Amendment shall become effective on the date (the "Effective Date") each of the following conditions precedent are satisfied:

            (a) Execution and Delivery. The Borrower, the Agent, and the Required Banks shall have executed and delivered this Amendment.

            (b) No Defaults. No Unmatured Event of Default or Event of Default under the Credit Agreement (as amended hereby) shall have occurred and be continuing.

            (c) Representations and Warranties. The representations and warranties of the Borrower contained in this Amendment and in the Credit Agreement (as amended hereby) shall be true and correct in all material respects as of the Effective Date, with the same effect as though made on such date, except to the extent that any such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

            (d) Deliveries. The Borrower shall have duly executed and delivered to the Agent a certificate of a Responsible Officer of the Borrower dated as of the Effective Date certifying as to the conditions precedent set forth in Sections 4(b) and (c) of this Amendment.

    5. Miscellaneous.  The parties hereto hereby further agree as follows:

     (a) Costs, Expenses and Taxes. The Borrower hereby agrees to pay all reasonable fees, costs and expenses of the Agent incurred in connection with the negotiation, preparation and execution of this Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of Winston & Strawn, counsel to the Agent.

     (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same document with the same force and effect as if the signatures of all of the parties were on a single counterpart, and it shall not be necessary in making proof of this Amendment to produce more than one (1) such counterpart.

     (c) Headings. Headings used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

     (d) Integration. This Amendment and the Credit Agreement (as amended hereby) constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

     (e) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES).

     (f) Binding Effect. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the Borrower, the Agent and the Banks and their respective successors and assigns. Except as expressly set forth to the contrary herein, this Amendment shall not be construed so as to confer any right or benefit upon any Person other than the Borrower, the Agent and the Banks and their respective successors and permitted assigns.

     (g) Amendment; Waiver. The parties hereto agree and acknowledge that nothing contained in this Amendment in any manner or respect limits or terminates any of the provisions of the Credit Agreement or any of the other Basic Agreements other than as expressly set forth herein and further agree and acknowledge that the Credit Agreement (as amended hereby) and each of the other Basic Agreements remain and continue in full force and effect and are hereby ratified and confirmed. Except to the extent expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any rights, power or remedy of the Banks or the Agent under the Credit Agreement or any other Basic Agreement, nor constitute a waiver of any provision of the Credit Agreement or any other Basic Agreement. No delay on the part of any Bank or the Agent in exercising any of their respective rights, remedies, powers and privileges under the Credit Agreement or any of the Basic Agreements or partial or single exercise thereof, shall constitute a waiver thereof. None of the terms and conditions of this Amendment may be changed, waived, modified or varied in any manner, whatsoever, except in accordance with
Section 9.1 of the Credit Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.



                            GAYLORD CONTAINER CORPORATION

                            By:      Thomas M. Steffen
                                --------------------------------------
                            Name:    THOMAS M. STEFFEN
                                  ------------------------------------
                            Title:   Assistant Treasurer
                                   -----------------------------------


                            BANKERS TRUST COMPANY, in its individual capacity and as Agent

                            By:      Mary Jo Jolly
                                --------------------------------------
                            Name:    MARY JO JOLLY
                                  ------------------------------------
                            Title:   Assistant Vice President
                                   -----------------------------------


                            THE BANK OF NEW YORK

                            By:      John C. Lambert
                                --------------------------------------
                            Name:    JOHN C. LAMBERT
                                  ------------------------------------
                            Title:   Vice President
                                   -----------------------------------

                            BANKERS TRUST (DELAWARE)

                            By:      James H. Stallkamp
                                   --------------------------------------
                            Name:    JAMES H. STALLKAMP
                                   --------------------------------------
                            Title:   President
                                   --------------------------------------


                            CAISSE NATIONALE DE CREDIT AGRICOLE

                            By:      Dean Balice
                                   --------------------------------------
                            Name:    DEAN BALICE
                                   --------------------------------------
                            Title:   Senior Vice President Branch Manager
                                   --------------------------------------


                            HARRIS TRUST AND SAVINGS BANK

                            By:      Richard R. Bott
                                   --------------------------------------
                            Name:    RICHARD R. BOTT
                                   --------------------------------------
                            Title:   Vice President
                                   --------------------------------------


                            NATIONSBANK, N.A.

                            By:      Michael Short
                                   --------------------------------------
                            Name:    MICHAEL SHORT
                                   --------------------------------------
                            Title:   Senior Vice President
                                   --------------------------------------


                            CHRISTIANIA BANK

                            By:      Carl-Petter Svendsen
                                   --------------------------------------
                            Name:    CARL-PETTER SVENDSEN
                                   --------------------------------------
                            Title:   First Vice President
                                   --------------------------------------

                            HELLER FINANCIAL, INC.

                            By:      Salvatore Salzillo
                                --------------------------------------
                            Name:    SALVATORE SALZILLO
                                  ------------------------------------
                            Title:   Assistant Vice President
                                   -----------------------------------

                            TRANSAMERICA BUSINESS CREDIT CORP.

                            By:      Perry Vavoules
                                --------------------------------------
                            Name:    PERRY VAVOULES
                                  ------------------------------------
                            Title:   Sr. Vice President
                                   -----------------------------------


                            NATIONAL BANK OF CANADA

                            By:      C.F. (Boot) Martin, Jr.
                                --------------------------------------
                            Name:    C.F. (BOOT) MARTIN, JR.
                                  ------------------------------------
                            Title:   Vice President & Manager
                                   -----------------------------------
                            By:      Bruce K. Waldersen
                                --------------------------------------
                            Name:    BRUCE K. WALDERSEN
                                  ------------------------------------
                            Title:   Vice President
                                   -----------------------------------

                                   Exhibit CC

                             DESCRIPTION OF NOTES

     The 9-3/4% Senior Notes due 2007 will be issued under an indenture (the "Indenture") to be dated as of June 12, 1997 by and between the Company and Fleet National Bank, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture (copies of which can be obtained from the Company upon request), including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth under "Certain Definitions."

     The Notes will be unsecured obligations of the Company and will rank pari passu in right of payment to all senior indebtedness of the Company, including all obligations of the Company under the Credit Agreement. The Notes will rank senior in right of payment to the obligations of the Company under the 12-3/4% Debentures.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $225,000,000 and will mature on June 15, 2007. Interest on the Notes will accrue at the rate of 9-3/4% per annum and will be payable semi-annually on each June 15 and December 15, commencing on December 15, 1997, to the persons who are registered holders at the close of business on each June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. The Company shall pay interest on overdue principal from time to time on demand at the rate of 10-3/4% per annum; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate of 10-3/4% per annum. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on or after June 15, 2002 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on June 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption:

        YEAR                                PERCENTAGE
        ----                                ----------
        2002 ..............................  104.875%
        2003 ..............................  103.250%
        2004 ..............................  101.625%
        2005 and thereafter ...............  100.000%


     Notwithstanding the foregoing, at any time prior to June 15, 2000, the Company may redeem up to 33% of the aggregate principal amount of Notes with the net proceeds from one or more Equity Offerings of the

Company at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption; provided, however, that, after giving effect to any such redemption, at least $100.0 million aggregate principal amount of the Notes originally issued remain outstanding. Any such redemption must occur on or prior to 120 days after the receipt of such net proceeds.

     In addition, upon the occurrence of a Change of Control prior to June 15, 2002, the Company, at is option, may redeem all, but not less than all, of the outstanding Notes at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium (a "Change of Control Redemption"). The Company shall give not less than 30 nor more than 60 days notice of such redemption within 30 days following a Change of Control.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants.

     Limitation on Restricted Payments. The Indenture shall provide that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock for Qualified Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or its Restricted Subsidiaries that is subordinate or junior in right of payment to the Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing, (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, shall be the fair market value of such property as determined by the Board of Directors of the Company in good faith) shall exceed the sum, without duplication, of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the fiscal year of the Company commencing after the Issue Date and ending on the last day of the most recent fiscal quarter ending at least 45 days prior to the date the Restricted Payment occurs (treating such period as a single accounting period); (x) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors of the Company in good faith, received by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company or of debt securities of the Company that have been converted into Qualified Capital Stock (excluding (A) Qualified Capital Stock made as a distribution on any Capital Stock or as interest on any Indebtedness and (B) any net proceeds from issuances and sales of Qualified Capital Stock financed directly or indirectly using funds borrowed from the Company or any Restricted Subsidiary of the Company, until and to the extent such borrowing is repaid), (y) $50 million and (z) the amount of the net reduction in Investments made as Restricted Payments in accordance with this sentence in Unrestricted Subsidiaries resulting from (1) the payment of cash dividends or the repayment in cash of the principal of loans or the cash return on any Investment, in each case to the extent received by the Company or any wholly owned Restricted Subsidiary of the Company from Unrestricted Subsidiaries, (2) to the extent that any Investment in an Unrestricted Subsidiary that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the after-tax cash return of capital with respect to such Investment (less the cost of disposition, if any) or (3) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, such aggregate amount of the net reduction in such Investments not to exceed, in the case of any Unrestricted Subsidiary, the amount of such Investments made as Restricted Payments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

     Notwithstanding the foregoing, these provisions do not prohibit: (1) the payment of any dividend, making of any distribution or consummation of irrevocable redemption within 60 days after the date of declaration of such dividend, making of such distribution or giving of such notice if the dividend, distribution or redemption would have been permitted on the date of declaration; (2) the acquisition of Capital Stock or Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, either (i) in exchange for shares of Qualified Capital Stock or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock; (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, either (i) in exchange for Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes, and has no scheduled principal prepayment dates prior to the earlier of (a) at least one year after the scheduled final maturity date of the Notes or (b) the scheduled final maturity date of the Indebtedness being exchanged, (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes, and has no scheduled principal prepayment dates prior to the earlier of (a) the scheduled final maturity date of the Notes or (b) the scheduled final maturity date of the Indebtedness being refinanced or (iii) any combination of clauses (i) and
(ii) above; (4) the elimination of fractional shares or warrants; (5) the purchase for value of shares of Capital Stock of the Company (x) held by directors, officers or employees upon death, disability, retirement, termination of employment or (y) to fund capital stock-based, long-term incentive programs, not to exceed $4 million in the aggregate; (6) the repurchase of any 12-3/4% Debentures in accordance with (i) the "Limitation on Asset Sales" and "Change of Control" covenants hereunder and (ii) Sections
4.15 and 4.16 of the 12-3/4% Debenture Indenture; (7) the redemption or repurchase by the Company of up to $200 million aggregate principal amount of 12-3/4% Debentures through the application of (a) up to $200 million of net cash proceeds of a substantially concurrent sale or incurrence (other than to or from a Restricted Subsidiary of the Company) of secured or unsecured Indebtedness of the Company that ranks pari passu with the Notes as to payment, (b) up to $100 million of cash from operations of the Company or (c) any combination of (a) and (b), (8) Restricted Payments for the redemption, repurchase or other acquisition of shares of Capital Stock of the Company in satisfaction of indemnification or other claims arising under any merger, consolidation, asset purchase or investment or similar acquisition agreement permitted under the Indenture, pursuant to which such shares of Capital Stock were issued and (9) repurchases of Capital Stock deemed to occur upon exercise of employee or director stock options; provided that in the case of clauses
(2), (3), (4), (5), (6), (7) and (8), no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1),
(2), (4), (5), (6), 7(b) and (8) shall be included in such calculation; provided that amounts expended pursuant to clause (2) shall constitute Restricted Payments only to the extent any amounts are credited pursuant to clause (iii) (x) of the next preceding paragraph.

     Limitation on Incurrence of Additional Indebtedness. The Indenture shall provide that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, after the Issue Date, directly or indirectly, create, incur, assume, guarantee, acquire or become liable, contingently or otherwise, or otherwise become responsible for the payment of any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitations, the Company and, subject to compliance with the covenant "Guarantees by Restricted Subsidiaries." Restricted Subsidiaries may incur Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of such Indebtedness and (ii) the Consolidated Fixed Charge Coverage Ratio of the Company, measured on the date of the incurrence of such Indebtedness, is greater than 2.0:1. No Indebtedness incurred pursuant to the next preceding sentence shall be included in calculating any limitation set forth in the definition of Permitted Indebtedness. Upon the repayment of Indebtedness which may have been incurred pursuant to more than one provision of this

Indenture, the Company may in its sole discretion designate which provision such Indebtedness shall have been incurred under.

     Guarantees by Restricted Subsidiaries. The Indenture shall provide that the Company will cause any Borrowing Restricted Subsidiary to become a Subsidiary Guarantor by executing a guarantee (the "Guarantee") of payment of the Notes by such Borrowing Restricted Subsidiary (1) if, at the time the Restricted Subsidiary first becomes a Borrowing Restricted Subsidiary, the total Investment of the Company and the Restricted Subsidiaries in such Borrowing Restricted Subsidiary and in all other Borrowing Restricted Subsidiaries that are not Subsidiary Guarantors, is more than 15% of Total Tangible Assets (the "15% Investment Threshold"), or (2) if, at the time a Borrowing Restricted Subsidiary increases the amount of Restricted Subsidiary Indebtedness (excluding for this purpose, incurrences of indebtedness under a revolving credit facility that do not exceed the maximum committed borrowings thereunder), the 15% Investment Threshold is met, or (3) if, at the time the Company or any Restricted Subsidiary makes a capital contribution or other equity investment in excess of $1 million during any six-month period in any Borrowing Restricted Subsidiary, the 15% Investment Threshold is met. If any such incurrence of liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to holders of the Notes than those contained in the 12-3/4% Indenture. A Borrowing Restricted Subsidiary shall be released as a Subsidiary Guarantor (i) at such time as it ceases to be a Borrowing Restricted Subsidiary or (ii) upon the election of the Company, if, after giving effect to such election, the 15% Investment Threshold is not met.

     Limitations on Transactions with Affiliates. The Indenture shall provide that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of, an Affiliate of the Company or any Restricted Subsidiary (other than transactions between the Company and a wholly owned Restricted Subsidiary of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable in the aggregate than those that might reasonably have been obtained or are obtainable in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided that neither the Company nor any of its Restricted Subsidiaries shall enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a value of $10 million or more, unless a majority of disinterested members of the Board of Directors of the Company determines in good faith as evidenced by a board resolution that the terms are no less favorable in the aggregate to the Company than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a Person that is not an Affiliate; provided, however, that (i) any employment agreement or stock option agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (ii) transactions permitted under the covenant described above under "Certain Covenants--Limitation on Restricted Payments," (iii) the payment of reasonable fees and expenses to directors of the Company or its Restricted Subsidiaries, (iv) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans of the Company entered into in the ordinary course of business and (v) transactions pursuant to agreements existing on the Issue Date or any amendment thereto or any transactions contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto, so long as any such amendment or replacement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date, in each case, shall not be deemed Affiliate Transactions.

     Limitation on Dividend and Other Payment Restrictions Affecting
Restricted Subsidiaries. The Indenture shall provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to
(a) pay dividends or make any other distributions on its Capital Stock, (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or a Restricted Subsidiary of the Company or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary nonassignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to the Company or any Restricted Subsidiary of the Company, or the properties or assets of the Company or any Restricted Subsidiary of the Company, other than the Person, the properties or assets so acquired; (5) agreements existing on the Issue
Date; (6) any Trade Receivable Facility; (7) customary nonassignment provisions in contracts entered into in the ordinary course of business, (8) Indebtedness of a Restricted Subsidiary permitted to be incurred under the Indenture or (9) an agreement effecting a refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (6) or
(8) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are not less favorable to the Company or Restricted Subsidiary, as the case may be, in any material respect in the reasonable judgment of the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(2), (4), (5), (6) or (8).

     Limitation on Asset Sales. The Indenture shall provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company, (b) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided, however, that this condition shall not apply to a transaction whereby the Company or any Restricted Subsidiary effects an Asset Sale by the exchange of assets or property for Productive Assets or to the sale or other disposition of all or any portion of the Company's East Mill assets located in Antioch, California, provided, further, that the amount of (A) any liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision and (B) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision, and (c) the Company shall (i) apply, or cause such Restricted Subsidiary to apply, such Net Cash Proceeds of such Asset Sale within 270 days of the consummation of such Asset Sale (A) to prepay indebtedness ranking pari passu with the Notes, senior indebtedness of a Subsidiary Guarantor or debt of a Restricted Subsidiary that is not a Subsidiary Guarantor or, in the case of any debt under a revolving credit facility, effect a reduction in the committed availability under any such revolving credit facility or (B) to make an offer to purchase the Notes and, to the extent required by the documentation governing such indebtedness and on a pro rata basis, indebtedness ranking pari passu with the Notes, at a price equal to 100% of the principal amount of the Notes plus accrued interest thereon to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"), or (ii)(A) commit, or cause such Restricted Subsidiary to commit (such commitments to include amounts anticipated to be expended pursuant to the Company's capital investment plan (x) as adopted by the Board of Directors of the Company and
(y) evidenced by the filing of an officer's certificate with the Trustee stating that the total amount of the Net Cash Proceeds of such Asset Sale is less than the aggregate amount contemplated to be expended pursuant to such capital investment plan within 24 months of the consummation of such Asset
Sale) within 270 days of the consummation of such Asset Sale, to apply the Net Cash Proceeds of such Asset Sale to reinvest in Productive Assets and (B) apply, or cause such Restricted Subsidiary to apply, pursuant to such commitment (which includes amounts actually expended under the capital investment plan authorized by the Board of Directors of the Company), such Net Cash Proceeds of such Asset Sale within 24 months of the consummation of such Asset Sale; provided that if any commitment under this clause (ii) is terminated or rescinded after the 225th day after the consummation of such Asset Sale, the Company or such Restricted Subsidiary, as the case may be, shall have 45 days after such termination or rescission to (1) apply such
Net Cash Proceeds pursuant to clause (c) (i) above or (2) to commit, or cause such Restricted Subsidiary to commit, to apply the Net Cash Proceeds of such Asset Sale to
                                       39
reinvest in Productive Assets; provided that in any such case, such proceeds must be applied pursuant to clause (c)(i) or such commitment, as the case may be, no later than 24 months after the consummation of such Asset Sale or (iii) any combination of the foregoing; provided, further, that if at time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with clause (c) above; and provided, further, that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales to be applied equals or exceeds $10 million. Pending the final application of any such Net Cash Proceeds the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any.

     Each Net Proceeds Offer will be mailed to holders of Notes as shown on the register of holders of Notes within 270 days, will specify the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed) and will otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of a Net Proceeds Offer, holders of Notes may elect to tender their Notes in whole or in part in integral multiples of $1,000. To the extent holders of the Notes properly tender Notes in an amount exceeding the applicable Net Proceeds Offer, such Notes of tendering holders will be repurchased on a pro rata basis (based upon the principal amount tendered).

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

     Limitation on Liens. The Indenture shall provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon their respective assets, except for
(a) Liens securing Indebtedness under the Credit Agreement, (b) Permitted Liens, (c) Liens securing Acquired Indebtedness, (d) Liens existing on the Issue Date, (e) Liens securing Indebtedness to the extent incurred to refinance, replace, renew or refund secured Indebtedness existing on the Issue Date or Acquired Indebtedness, (f) Liens securing pollution control bonds and industrial revenue bonds, (g) Liens securing Indebtedness permitted to be incurred pursuant to clauses (viii) or (ix) of the definition of Permitted Indebtedness, (h) Liens securing Indebtedness pursuant to clauses (vii) or
(xi) of the definition of Permitted Indebtedness; provided, however, that if such Indebtedness is incurred to finance the cost of the property subject to a Lien securing such Indebtedness, the principal amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost of the property subject thereto plus related financing costs, (i) Liens in favor of the Trustee and the trustee in respect of any other outstanding indebtedness of the Company,
(j) Liens granted in connection with the redemption of the Old Notes, or (k) any replacement, extension, renewal, amendment or modification, in whole or in part, of any Lien described above; provided that to the extent any such clause limits the amount secured or the assets subject to such Liens, no extension or renewal will increase the amount or assets secured by or subject to such Liens.

     Merger, Consolidation and Sale of Assets. The Indenture shall provide that the Company may not, in a single transaction or through a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation, unless (a)
either the Company shall be the survivor of such merger or consolidation or the surviving Person is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person shall expressly assume, by a supplemental indenture, all the obligations of the Company under the Notes and the related Indenture; (b) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company or the surviving Person is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, (c) immediately after giving effect to such transaction and the assumption of the obligations set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing and (d) the Company has delivered to the Trustee an Officers' Certificate and Opinion of Counsel, each stating that such consolidation, merger, or
                                       40
transfer or adoption and such supplemental indenture comply with the Indenture, that the surviving Person (if other than the Company) agrees to be bound thereby and that all conditions precedent in the Indenture relating to such transaction have been satisfied. Notwithstanding the foregoing clauses
(b), (c) and (d), any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Limitation on Incurrence of Subordinated Indebtedness. The Indenture shall prohibit the Company from incurring Indebtedness that is subordinated by written agreement in right of payment to any other Indebtedness of the Company, unless the Indebtedness to be incurred is subordinated to the Notes to substantially the same extent as it is subordinated to such other Indebtedness pursuant to such written agreement.

CHANGE OF CONTROL

     The Indenture shall provide that upon the occurrence of a Change of Control, each holder will have the right to require that the Company repurchase all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

     Within 30 days following the date upon which the Change of Control occurred, the Company will send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default";
(a) the failure to pay interest on any Notes for a period of 30 days after such interest becomes due and payable (whether or not such payment shall be prohibited by the subordination provisions of the Indenture), (b) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon acceleration or redemption or pursuant to an offer to purchase required by the Indenture (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (c) a default in the observance or performance of any other covenant or agreement contained in the Indenture, which default continues for a period of 30 days after the Company receives written notice of the default by the Trustee or holders of at least 25% in principal amount of the Notes; (d) the failure to pay at stated maturity the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated maturity or that has been accelerated, aggregates $20 million or more at any time; (e) one or more judgments in an aggregate amount in excess of $20 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable and (f) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Restricted Subsidiaries.
                                       41

     Upon the occurrence of any Event of Default specified in the Indenture, the Trustee or the holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by written notice to the Company. Upon any such declaration, such amount shall be immediately due and payable. If an Event of Default with respect to bankruptcy, insolvency or reorganization proceedings occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any of the Trustee or any holder of Notes.

     The Indenture will provide that, at any time after a declaration of acceleration with respect to Notes as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) if, to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) if, in the event of the cure or waiver of a Default or Event of Default of the type described in clause (f) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Default has been cured or waived. The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any of such Notes.

SATISFACTION AND DISCHARGE OF INDENTURES; DEFEASANCE

     The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes (except for certain obligations of the Company to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indenture if the Company deposits with the Trustee, in trust, money, U.S. Legal Tender or U.S. Government Obligations that, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and interest on the Notes on the dates such payments are due in accordance with the terms of such Notes as well as the Trustee's fees and expenses. To exercise any such option, the Company is required to deliver to the Trustee
(A) an Opinion of Counsel to the effect that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of a discharge pursuant to clause (i) above, accompanied by a ruling to such effect received from or published by the IRS, and (B) an Officers' Certificate and an Opinion of Counsel to the effect that all conditions precedent to the defeasance have been satisfied. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

REPORTS TO HOLDERS

     The Company shall file with the Trustee, within 15 days after filing with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Company is no longer subject to these periodic reporting requirements of the Exchange Act, it will nonetheless continue to file reports with the Commission and the Trustee as if it were subject to such periodic reporting requirements.
                                       42

Regardless of whether the Company is required to furnish such reports to its stockholders pursuant to the Exchange Act, the Company shall cause its consolidated financial statements, comparable to that which would have been required to appear in annual or quarterly reports, to be delivered to the holders of the Notes.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee without the consent of the holders of the Notes may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes, except that, without the consent of each holder of the Notes affected thereby, no amendment may (i) change the principal amount of Notes whose holders must consent to an amendment, supplement or waiver of any provision of the indenture, (ii) reduce the rate or extend the time for payment of interest on any Notes, (iii) reduce the principal amount of any Notes, (iv) change the maturity date of any Notes or alter the optional redemption provisions in the Indenture or the Notes in a manner adverse to any holder, (v) make any changes in the provisions concerning waivers of Defaults or Events of Default by holders or the rights of holders to recover the principal of, interest on or optional redemption payment with respect to any Notes or (vi) make the principal of, or interest on, any Notes payable with anything or in any manner other than as provided for in the Indenture and the Notes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition.

     "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, any Person established in connection with any Trade Receivable Facility shall not be deemed an Affiliate. For purposes of the covenant "Limitation on Transactions with Affiliates," the term "Affiliate" shall include any Person who, as a result of any transaction described in the "Limitation on Transactions with Affiliates" covenant, would become an Affiliate.

     "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged with the Company or any Restricted Subsidiary of the Company or (ii) the acquisition by the Company or any Restricted Subsidiary of the Company of assets of any Person or any division or line of business of such Person.

     "Asset Sale" means the sale, lease (other than an operating lease), assignment or other disposition (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) by the Company or one of its Restricted Subsidiaries to any Person other than the Company or one of its Restricted Subsidiaries of (i) any capital stock of any Restricted Subsidiary,
(ii) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary of the Company or
(iii) any other assets of the Company or any of its Restricted Subsidiaries greater than $5 million individually, other than those assets sold in the ordinary course of business of the Company or such Restricted Subsidiary, respectively. For the purposes of this definition, the term "Asset Sale" shall not include (i) Capital Stock of the Company, (ii) any transfer of trade receivables or related assets pursuant to any Trade Receivable Facility, (iii) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions set forth under the "Merger, Consolidation and Sale of Assets" covenant, (iv) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a wholly owned Restricted Subsidiary, (v) a disposition consisting of a Permitted Investment or Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, (vi) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (vii) the grant in the ordinary course of business of any license of patents, trademarks, registrations thereof and other similar intellectual property,
(viii) the sale or discount, in each case without recourse, of accounts receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (ix) the sale for cash or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 90 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged and (x) disposals or replacements of obsolete equipment in the ordinary course of business.

     "Borrowing Restricted Subsidiary" shall mean any Restricted Subsidiary that incurs, or otherwise becomes liable for, in excess of $5.0 million of Restricted Subsidiary Indebtedness.

     "Capital Stock" means (i) with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to the Company or any other Person formed other than as a corporation, any and all partnership, membership or other equity interests of the Company or such other Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof,
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million, (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses
(i) through (v) above.

     "Change of Control" means if at any time any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires, in one or more transactions, (i) beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the voting power represented by all voting securities of the Company or (ii) the power to elect a majority of the Board of Directors of the Company; provided, however, that voting securities beneficially owned by or voting power controlled by such Person or group will not be deemed to include common stock beneficially owned or voting power controlled so long as it is beneficially owned or controlled directly or indirectly by Mid-America Group, Ltd. (but only so long as MAG is controlled by Mr. Marvin A. Pomerantz and/or his spouse or their respective heirs or lineal descendants), or Mr. Marvin A. Pomerantz or Mr. Warren J. Hayford, their respective spouses or their respective heirs or lineal descendants.

     "Commodity Agreements" means without limitation any commodity futures contract, commodity option agreement or other similar agreement or arrangement entered into by the Company designed to protect the Company against fluctuations in the prices of commodities used in the ordinary course of business and not entered into for any other purpose.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses), Consolidated Interest Expense, amortization expense (including write-off of deferred financing costs) and depreciation expense and (iii) other non-cash items other than non-cash interest reducing Consolidated Net Income (other than such items incurred in the ordinary course of business consistent with past practice) less other non-cash items increasing Consolidated Net Income (other than such items incurred in the ordinary course of business consistent with past practice), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four most recent full fiscal quarters for which financial information is available (the "Four Quarter Period") ending not more than 135 days prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the Four Quarter Period to (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period, (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such Interest Rate Agreements and (4) the permanent retirement of any Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date shall be given effect as if it occurred at the beginning of such Four Quarter Period.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and
(ii) the product of (x) the amount of all dividend payments on any series of preferred stock of such Person (except dividends for such period which are accrued but unpaid) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of all cash and non-cash interest expense (minus amortization or write-off of deferred financing costs included in cash or non-cash interest expense and minus interest income and capitalized interest) with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Rate Agreements, for such period determined on a consolidated basis in conformity with GAAP. Consolidated Interest Expense of the Company shall not include any prepayment premiums or amortization of original issue discount or deferred financing costs.

     "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) gains and losses from Asset Sales (without regard to the $5 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto, (b) items classified as extraordinary, nonrecurring or unusual gains and losses, and the related tax effects, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise and (e) for the purpose of calculating Consolidated Net Income for clause (iii)(w) of the first paragraph of the covenant "Limitation on Restricted Payments," the net income (or loss) of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions (net of tax, if applicable) paid to the Company or a Restricted Subsidiary of the Company by such Person.

     "Credit Agreement" means the Credit Agreement dated as of November 17, 1986, and amended and restated as of June 30, 1995, among the Company, the financial institutions party thereto in their capacities as lenders thereunder, and Bankers Trust Company as agent for the banks, as the same may be amended from time to time, and any agreement evidencing the refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale thereof, whether including any additional obligors or with the same or any different agent or group of lenders.

     "Currency Agreements" means without limitation any foreign exchange contract, currency swap agreement, cross currency agreement, currency option agreement, forward currency agreement, or other similar agreement or arrangement entered into by the Company designed to protect the Company against fluctuations in foreign exchange rates and not entered into for any other purpose.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes.

     "Equity Offering" means an offering of Common Stock of the Company resulting in net proceeds to the Company in excess of $20 million.

     "Indebtedness" means with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness under any title retention agreement, (v) all indebtedness of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations and (vii) all indebtedness of any other Person of the type referred to in clauses (i) through (vi) that is secured by any first Lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the indebtedness so secured, but excluding trade accounts payable arising in the ordinary course of business that are not overdue in excess of 90 days or the subject of a good faith dispute.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement entered into by the Company designed to protect the Company against fluctuations in interest rates and not entered into for any other purpose.

     "Investment" means any transfer or delivery of cash, stock or other property of value in exchange for indebtedness, stock or other security or ownership interest by way of loan, advance (excluding any advances to officers and employees in the ordinary course of business) or capital contribution.
The amount of any non-cash Investment (other than a Permitted Investment) or any Investment in an Unrestricted Subsidiary shall be the fair market value of such Investment, as determined in good faith by management of the Company unless the fair market value of such Investment exceeds $10 million, in which case such fair market value shall also be determined in good faith by the Board of Directors or other equivalent governing body of the Company at the time such Investment is made. For purposes of the covenant "Limitations on Restricted Payments," (i) "Investment" in a Subsidiary shall include the portion (proportionate to the Companys Capital Stock in such Subsidiary) of the fair market value (as determined in good faith by the Board of Directors) of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's Capital Stock in such Subsidiary) of the fair market value (as determined in good faith by the Board of Directors) of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case determined in good faith by the Board of Directors.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Make-Whole Premium" with respect to a Note means an amount equal to the greater of (i) 1.0% of the outstanding principal amount of such Note and
(ii) the excess of (a) the present value of the remaining interest, premium and principal payments due on such Note as if such Note were redeemed on June 15, 2002, computed using a discount rate equal to the Treasury Rate plus 62.5 basis points, over (b) the outstanding principal amount of such Note.

     "Net Cash Proceeds" means, (i) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition and (2) after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements), (c) a reasonable reserve for the after-tax cost of any indemnification obligations (fixed and/or contingent) attributable to seller's indemnities to the purchaser undertaken by the Company or any of its Restricted Subsidiaries in connection with such Asset Sale and (d) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale or (ii) with respect to the sale of Capital Stock by any Person, the aggregate net proceeds received by such Person after payment of expenses, commissions, underwriting discounts and other similar charges incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market
                                       47
value thereof, as determined in good faith by the Board of Directors or other equivalent governing body of such Person, at the time of receipt, whose determination shall be evidenced by a board resolution).

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Indebtedness" means, without duplication, (i) the Notes and any Guarantees thereof, (ii) Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon (other than permanent reductions as a result of any refinancing thereof permitted hereunder), (iii) Indebtedness of the Company and its Restricted Subsidiaries incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $225 million, (iv) Indebtedness of the Company and its Restricted Subsidiaries incurred pursuant to Interest Rate Agreements, (v) intercompany Indebtedness by and among the Company and/or its wholly owned Restricted Subsidiaries, (vi) Indebtedness of the Company and its Restricted Subsidiaries (including Acquired Indebtedness) pursuant to pollution control bonds and industrial revenue bonds not to exceed the sum of the aggregate amount thereof outstanding on the Issue Date plus $25 million, (vii) Indebtedness of the Company and its Restricted Subsidiaries (including Acquired Indebtedness) evidenced by purchase money obligations and Capitalized Lease Obligations not to exceed $25 million in any fiscal year, provided that any portion of the $25 million that is not incurred in any fiscal year may be carried over to successive fiscal years; provided, further, that the maximum amount that may be incurred in any one fiscal year shall not exceed $50 million, (viii) additional Indebtedness of the Company and its Restricted Subsidiaries (including Acquired Indebtedness) incurred for any purpose not to exceed, at any time outstanding, $200 million (that may be, but need not be, incurred in whole or in part under the Credit Agreement), (ix) Indebtedness incurred pursuant to the Trade Receivable Facility, (x) Indebtedness of the Company or its Restricted Subsidiaries incurred under one or more instruments in connection with any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale (a "refinancing") of existing or future Indebtedness of such entity; provided that any such incurrence and related refinancing, together, shall not (1) result in an increase in the aggregate principal amount of such Indebtedness (except to the extent such increase is a result of an incurrence or refinancing of additional Indebtedness otherwise permitted by the Indenture or such increase does not exceed the amount of premiums, fees and expenses (including underwriting discounts) relating to such refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of such existing or future Indebtedness) of the Company and its Restricted Subsidiaries and (2) create Indebtedness where the Weighted Average Life to Maturity at the time of such refunded, refinanced, modified, replaced, renewed, restated, deferred, extended, substituted, supplemented, reissued or resold Indebtedness is incurred is less than the Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, modified, replaced, renewed, restated, deferred, extended, substituted, supplemented, reissued or resold; and provided, further, that with respect to the refinancing of Indebtedness incurred pursuant to clauses (v), (vi), (vii),
(xvi) and (xvii), such Indebtedness may only be refinanced with Indebtedness permitted to be incurred under such respective clause, (xi) Indebtedness of the Company and its Restricted Subsidiaries arising in connection with the acquisition or refinancing of property so long as recourse with respect to such Indebtedness is limited only to the property being acquired or refinanced or any amendment, restatement, deferral, extension, modification, refinancing, refunding, renewal, replacement, substitution, supplement, reissuance or resale thereof so long as recourse is limited to the property being refinanced, (xii) Indebtedness of the Company and its Restricted Subsidiaries incurred after the Issue Date relating to letters of credit available or outstanding under the Credit Agreement (or any successor thereto), (xiii) surety obligations of the Company and its Restricted Subsidiaries entered into in the ordinary course of business, (xiv) Indebtedness of the Company and its Restricted Subsidiaries incurred to finance the purchase of insurance in the ordinary course of business, (xv) Indebtedness of the Company and its Restricted Subsidiaries incurred arising from the honoring by a bank or other financial institution of a check or draft inadvertently drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two business days of notice of any such incurrence, (xvi) Indebtedness of the Company and its Restricted Subsidiaries arising from guarantees of loans and advances by third parties to employees and officers of the Company or its subsidiaries, not to exceed $1 million in the aggregate, (xvii) Indebtedness of the Company and its Restricted Subsidiaries arising from the repurchase of Common Stock not to exceed $4 million (xviii) Indebtedness of the Company and its Restricted Subsidiaries arising from Currency Agreements and Commodity Agreements, (xix) the 12-3/4% Debentures and (xx) the Old Notes.

     "Permitted Investments" means in the case of the Company or its Restricted Subsidiaries, (i) an Investment related to the business of the Company and its Restricted Subsidiaries as it is conducted on the Issue Date, including, but not limited to, subsidiaries, joint ventures or other business alliances formed in the ordinary course of business, (ii) Investments in the Company by any Restricted Subsidiary or Investments by the Company or any Restricted
Subsidiary (including acquisitions) in any other Person, if after giving effect of any such investment, such Person would be a wholly owned Restricted Subsidiary of the Company, (iii) Investments in cash and Cash Equivalents,
(iv) Investments in Productive Assets, (v) Investments in any Person in connection with the Trade Receivable Facility, (vi) Investments existing on the date of this Indenture, (vii) loans and advances to employees and officers of the Company and its Restricted Subsidiaries not in excess of $1 million at any one time outstanding, (viii) accounts receivable created or acquired in the ordinary course of business, (ix) Interest Rate Agreements, Currency Agreements and Commodity Agreements entered into in the ordinary course of the Company's business and otherwise in compliance with this Indenture, (x) Investments in Unrestricted Subsidiaries in an amount at any one time outstanding not to exceed $25 million, (xi) guarantees by the Company of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of the Company under this Indenture and (xii) Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including
Asset Sales; provided in the case of an Asset Sale, such Asset Sale is effected in compliance with the covenant described above under "Certain Covenants--Limitation on Asset Sales."

     "Permitted Liens" means (i) Liens for taxes, assessments and governmental charges to the extent not required to be paid, (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made, (iii) pledges or deposits in the ordinary course of business to secure lease obligations or nondelinquent obligations under workers' compensation, unemployment insurance or similar legislation, (iv) Liens to secure the performance of public statutory obligations that are not delinquent, appeal bonds, performance bonds or other obligations of a like nature (other than for borrowed money), (v) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries, (vi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business, (vii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof, (viii) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods, (ix) judgment and attachment Liens not giving rise to a Default or Event of Default, (x) leases or subleases granted to others not interfering in any material respect with the business of the Company or any Subsidiary, (xi) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Rate Agreements, Currency Agreements, Commodity Agreements and forward contracts, option futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any Subsidiary from fluctuations in the price of commodities, (xii) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made, (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business in accordance with industry practice, (xiv) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating, other than any such interest or title resulting from or arising out of default by the Company or any Subsidiary of its obligations under such lease, (xv) Liens arising from filing UCC financing statements for precautionary purposes in the connection with true leases of personal property that are otherwise permitted under this Indenture and under which the Company or any Subsidiary is lessee, (xvi) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (xvii) Liens to secure the payment of all or a part of the purchase price of property or assets acquired or constructed in the ordinary course of business on or after the date of this Indenture, provided that (a) such property or assets are used in the same or similar line of business as the Company was engaged in on the Issue Date, (b) at the time of incurrence of any such Lien, the aggregate principal amount of the obligations secured by such Lien shall not exceed the lesser of the cost or fair market value of the assets or property (or portions thereof) so acquired or constructed, (c) each such Lien shall encumber only the assets or property (or portions thereof) so acquired or constructed and shall be attached to such property within 180 days of the purchase or construction thereof and (d) and Indebtedness secured by such Lien shall have been permitted to be incurred under the covenant "Limitation on Incurrence of Additional Indebtedness," and (xviii) Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable; (xix) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Productive Assets" means assets (including Capital Stock) of a kind used or usable in the business of the Company and its Restricted Subsidiaries as it is conducted on the Issue Date.

   "Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

     "Restricted Subsidiary" means any direct or indirect Subsidiary of any Person that is not an Unrestricted Subsidiary of such Person.

     "Restricted Subsidiary Indebtedness" means (a) Indebtedness (other than Indebtedness under any Trade Receivable Facility, intercompany Indebtedness or Indebtedness outstanding on the Issue Date, including any refinancing of Indebtedness outstanding on the Issue Date to the extent it does not increase the principal amount of such Indebtedness) incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor), or (b) the direct or indirect assumption, guarantee (other than a Guarantee) or other obligation of any Restricted Subsidiary (other than a Subsidiary Guarantor) for any Indebtedness of the Company or any other Restricted Subsidiary by way of the pledge of any intercompany note or otherwise, or (c) the total amount of committed borrowings under revolving credit facilities under which the Restricted Subsidiary (other than a Subsidiary Guarantor) is a borrower or guarantor, but "Restricted Subsidiary Indebtedness" shall not include any Indebtedness of the Restricted Subsidiary evidenced by purchase money obligations or Capitalized Lease Obligations provided for under clause (vii) and Indebtedness provided for under clause (xi) of the definition of Permitted Indebtedness in an aggregate amount not to exceed $75 million for all Restricted Subsidiaries.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of
                                       50
which at least a majority of the voting interest to elect the governing body or Persons thereof under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Subsidiary Guarantor" means each of the Company's Restricted Subsidiaries that becomes a guarantor of the Notes by executing a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture; provided that any person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.

     "Total Tangible Assets" means the Company's total consolidated assets minus all intangible assets, determined in accordance with GAAP.

     "Trade Receivable Facility" means the arrangements that have been or may be entered into by the Company or one or more of its Restricted Subsidiaries pursuant to which the Company or one or more of its Restricted Subsidiaries may either transfer to any other Person or grant a security interest in any trade receivables (whether now existing or arising in the future) and any assets related to such trade receivables including, without limitation, all collateral securing such trade receivables and all material contracts and all guarantees or other Obligations in respect of such trade receivables of the Company or one or more of its Restricted Subsidiaries.

     "Unrestricted Subsidiary" means any Subsidiary of the Company, whether existing, newly formed or newly acquired, designated as an Unrestricted Subsidiary by the Board of Directors of the Company and any Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of such designation (i) no Default or Event of Default shall have occurred and be continuing, (ii) no portion of any Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (a) is guaranteed by, or is otherwise the subject of credit support provided by the Company or any of its Restricted Subsidiaries, (b) is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way or (c) subjects any property or asset of the Company or any of its Restricted Subsidiaries directly or indirectly, contingently or otherwise, to the satisfaction of such Indebtedness or other obligation, (iii) neither the Company nor any of its Restricted Subsidiaries has any contract, or agreement, arrangement or understanding with such Subsidiary other than on terms as favorable to the Company or such Restricted Subsidiary as those that might be obtained at the time from Persons that are not Affiliates of the Company and (iv) neither the Company nor any of its Restricted Subsidiaries has any obligations (a) to subscribe for additional shares of Capital Stock of such Subsidiary or (b) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary achieve certain levels of operating results. Any such designation by the Company's Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified certificate stating that such designation complies with the foregoing conditions. The Company's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, including, without limitation, under the covenants described above under the caption "Limitations on Incurrence of Indebtedness" assuming the incurrence by the Company and its Restricted Subsidiaries at the time of such designation of all existing Indebtedness of the Unrestricted Subsidiary to be so designated as a Restricted Subsidiary. In the event of any disposition involving the Company in which the Company is not the Surviving Person, the Board of Directors of the Surviving Person may (x) prior to such disposition, designate any of its Subsidiaries, and any of the Company's Subsidiaries being acquired pursuant to such disposition that are not Restricted Subsidiaries, as Unrestricted Subsidiaries, and (y) after such disposition, designate any of its direct or indirect Subsidiaries as an Unrestricted Subsidiary under the same conditions and in the same manner as the Company under the terms of the Indenture.

     "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

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


     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all of the outstanding voting securities or other equity ownership interest (other than directors qualifying or similar shares required to be held by third parties in accordance with applicable law, not in any event to exceed 5 percent of the total outstanding voting securities) are owned by the Company or any wholly owned Restricted Subsidiary of the Company.

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